EXHIBIT 21.1

SUBSIDIARIES OF SILICON MOTION TECHNOLOGY CORPORATION

Silicon Motion, Inc., a corporation organized under the laws of Taiwan, Republic of China (“SMI Taiwan”)

Silicon Motion, Inc., a corporation organized under the laws of the State of California (“SMI USA”, a wholly-owned subsidiary of SMI Taiwan).